Exhibit 99.4

Dear Depositor:

We are pleased to announce that Blue Hills Bancorp, Inc., a newly formed Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Hyde Park Bancorp, MHC from the mutual to the stock form of organization. Upon completion of the conversion and stock offering, Hyde Park Bancorp, MHC will cease to exist, and Blue Hills Bank will be the wholly owned subsidiary of Blue Hills Bancorp, Inc.

Blue Hills Bank believes the conversion will offer a number of advantages, such as the opportunity for depositors of Blue Hills Bank to become stockholders of Blue Hills Bancorp, Inc.

Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”) and by the Depositor’s Insurance Fund (“DIF”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•

Eligible depositors have a right, but not an obligation, to buy Blue Hills Bancorp, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of Blue Hills Bancorp, Inc. common stock issued in this offering will not be insured by the FDIC or by the DIF.

The enclosed prospectus contains a detailed discussion of the conversion and stock offering. We urge you to review this document carefully. If you are interested in purchasing the common stock of Blue Hills Bancorp, Inc., your Stock Order and Certification Form and payment must be received by us (not postmarked) on or after                     , 2014 but no later than 2:00 p.m., Eastern time, on                     , 2014.

If you have any questions regarding the offering, please call our Stock Information Center at (    )             -             to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

Sincerely,

William M. Parent

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositor’s Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Sir/Madam:

Keefe, Bruyette & Woods, a Stifel Company has been retained by Blue Hills Bancorp, Inc. as selling agent in connection with the offering of Blue Hills Bancorp, Inc. common stock.

At the request of Blue Hills Bancorp, Inc., we are enclosing materials regarding the offering of shares of Blue Hills Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Special Meeting Notice

We invite you to attend the Hyde Park Bancorp, MHC Special Meeting of Corporators to be held on , 2014. Time Location Address City, Massachusetts

At the meeting you will have the opportunity to vote on approval of the Plan of Conversion whereby Hyde Park Bancorp, MHC will convert from the mutual to the stock form of organization.

Your Board of Directors unanimously recommends a vote

“FOR” the Plan of Conversion.

Please mark your calendar and plan to attend the Hyde Park Bancorp, MHC Special Meeting of Corporators on                     , 2014. We urge you to attend.

Thank You,

William M. Parent

President and Chief Executive Officer

For further information please call our information center at (    )             -            .

Blue Hills Bancorp, Inc.

Logo

Proposed Holding Company for

Blue Hills Bank

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositor’s Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the Hyde Park Bancorp, MHC conversion and the Blue Hills Bancorp, Inc. stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Blue Hills Bank, our customers and the communities we serve.

WHAT IS THE CONVERSION?

Under the Plan of Conversion (the “Plan”), Hyde Park Bancorp, MHC is converting from the mutual to the stock form of organization. As a result of the conversion, Blue Hills Bank will be the wholly owned subsidiary of a newly formed stock holding company named Blue Hills Bancorp, Inc.

Upon the completion of the conversion, Hyde Park Bancorp, MHC and Hyde Park Bancorp, Inc. will cease to exist, and Blue Hills Bank will be a wholly owned subsidiary of Blue Hills Bancorp, Inc., a Maryland corporation.

WHY IS HYDE PARK BANCORP, MHC CONVERTING TO THE STOCK FORM OF ORGANIZATION?

Our primary reasons for converting and raising additional capital through the offering are to:

•	Support future growth through the implementation of our business strategy outlined in the prospectus;

•	Retain and attract qualified directors, management, and employees by establishing stock-based benefit plans;

•	Increase our philanthropic endeavors in the communities that we serve through the establishment and funding of a charitable foundation to complement our existing charitable foundation;

•	Build our capital base to allow us to take advantage of acquisition opportunities which may arise in our market area and adjacent markets; and

•	Offer our depositors, employees, management, trustees, directors and corporators an opportunity to purchase our stock.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be insured by the Federal Deposit Insurance Corporation and the Depositor’s Insurance Fund to the same extent as before the conversion. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Blue Hills Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL CUSTOMERS NOTICE ANY CHANGE IN BLUE HILLS BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

THE STOCK OFFERING AND PURCHASING SHARES

ARE BLUE HILLS BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

Eligible depositors of Blue Hills Bank and Nantucket Bank and other eligible persons have been provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire, although there is no requirement to purchase stock. Whether an individual decides to purchase stock or not will not affect his or her standing as a customer. The conversion will allow customers of Blue Hills Bank and Nantucket Bank, a division of Blue Hills Bank, an opportunity to buy common stock and become stockholders of Blue Hills Bancorp, Inc.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Blue Hills Bancorp, Inc. is offering up to 24,150,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Blue Hills Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

•	Priority 1 - Persons with $50 or more on deposit at Blue Hills Bank or Nantucket Bank, a division of Blue Hills Bank, as of the close of business on February 28, 2013;

•	Priority 2 - Our tax-qualified employee plans, including our employee stock ownership plan; and

•	Priority 3 - Employees, officers, directors, trustees and corporators who do not have a higher priority right.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a direct Community Offering, with a preference given to natural persons (including trusts of natural persons) residing in our local community, consisting of the Massachusetts counties of Norfolk, Suffolk and Nantucket.

IF I SUBSCRIBE, WILL I RECEIVE STOCK?

Your order does not guarantee that you will receive all the stock you order. Priority 1 eligible subscribers will, to the extent possible, receive at least 100 shares (or any lower amount ordered) but, if they order more than 100 shares, they may not receive all the shares ordered. How much stock you receive will depend on several factors such as the total number of shares ordered in the offering by all subscribers, your level of subscription priority, and possibly your deposit account balance with Blue Hills Bank or Nantucket Bank at February 28, 2013. If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated in the order of priority set forth above and described more fully in the prospectus.

HOW MANY SHARES MAY I BUY?

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by an individual or through a single qualifying account is 60,000 shares ($600,000), and no person together with an associate or group of persons acting in concert may purchase more than 100,000 shares ($1,000,000), as further discussed in the prospectus.

I HAVE CUSTODIAL ACCOUNTS WITH THE BANK FOR MY MINOR CHILDREN. MAY I USE THESE TO PURCHASE STOCK?

Yes. However, the stock must be purchased in the name of the minor child. A custodial account does not entitle the custodian to purchase stock in his or her own name.

I HAVE BUSINESS ACCOUNTS WITH THE BANK. MAY I USE THESE TO PURCHASE STOCK?

Yes. However, the stock must be purchased in the name of the business. A business account does not entitle the signor to purchase stock in his or her own name. Funds used to purchase stock must also come from the business.

WILL THE COMMON STOCK BE INSURED?

NO. Like any common stock, the common stock of Blue Hills Bancorp, Inc. will NOT be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) on or after                     , 2014 but no later than the order deadline of 2:00 p.m., Eastern time, on                     , 2014. Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to our Stock Information Center located at                     , or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Blue Hills Bank.

* We encourage you to consider in-person or overnight delivery of your stock order form to ensure your order is received before the deadline.

WHY MUST I WAIT UNTIL                     , 2014 TO SUBMIT MY STOCK ORDER?

The board of corporators of Hyde Park Bancorp, MHC must vote to approve the Plan. A special meeting of corporators has been scheduled on                     , 2014 for corporators to vote upon the Plan and the establishment and funding of a new charitable foundation. Regulatory policy does not allow us to accept orders from subscribers until after the board of corporators votes on and approves the Plan on                     , 2014. Consequently, any order received by us before this date will be returned to the subscriber to be resubmitted during the allowed order acceptance period.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to Blue Hills Bancorp, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. Blue Hills Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at Blue Hills Bank. There is no penalty for early withdrawal from a certificate of deposit for the purpose of purchasing stock in the offering. You will not have access to the funds authorized for withdrawal from the day we process your order until completion or termination of the conversion. You may not designate withdrawal from Blue Hills Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Blue Hills Bank may not be listed for direct withdrawal. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Funds received during the offering will be held in a segregated account at Blue Hills Bank and will earn interest at our passbook savings rate, which is currently         % per annum, from the day the funds are received until the completion or termination of the offering. At that time, you will be issued a check for interest earned on these funds. If you have paid for your order by authorizing a withdrawal from your Blue Hills Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

CAN I PURCHASE STOCK USING FUNDS IN MY BLUE HILLS BANK IRA?

Yes, but not directly. To do so, you must first establish a self-directed IRA with an independent trustee, such as a brokerage firm, and transfer the necessary funds from your IRA at Blue Hills Bank. Please contact your broker or other self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.

If you have a self-directed IRA at a brokerage firm or other financial institution and wish to use those funds, contact your broker as soon as possible. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Following the completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.

HOW WILL THE COMMON STOCK BE TRADED?

Following the completion of the stock offering, Blue Hills Bancorp, Inc. common stock is expected to trade on the Nasdaq Global Market under the symbol “BHBK”. However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF BLUE HILLS BANK PLANNING TO PURCHASE STOCK?

Yes. The executive officers and directors of Blue Hills Bank plan to subscribe for , in the aggregate, $5,955,000 worth of stock or approximately 3.3% of the common stock offered at the minimum of the offering range. Whether the subscriptions of executive officers and directors get filled will depend on several factors such as the total number of shares ordered in the offering by all subscribers, the level of their subscription priority, and possibly their deposit account balance with Blue Hills Bank at February 28, 2013 and February 28, 2012. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above and described more fully in the prospectus.

MUST I PAY A COMMISSION?

No. You will not be charged a commission on the purchase of common stock in the conversion. However, if you are purchasing through a brokerage account, your broker may charge fees associated with your account.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

After we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by                     , in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time. Prior to the expiration of the offering on                     , you may increase your order by submitting another stock order form but you may not reduce your order after it has been submitted.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Blue Hills Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information please refer to the enclosed prospectus, or call our Stock Information Center at (      )       -         to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

Dear Prospective Investor:

We are pleased to announce that Blue Hills Bancorp, Inc., a newly formed Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Hyde Park Bancorp, MHC from the mutual to the stock form of organization. Upon completion of the conversion and stock offering, Hyde Park Bancorp, MHC will cease to exist, and Blue Hills Bank will be the wholly owned subsidiary of Blue Hills Bancorp, Inc.

We have enclosed the following materials to help you learn more about an investment in the common stock of Blue Hills Bancorp, Inc. Please review the materials carefully.

PROSPECTUS: This document provides detailed information about Blue Hills Bank’s operations, the proposed conversion and the offering of Blue Hills Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment on or after                     , 2014 but no later than the order deadline of 2:00 p.m., Eastern time, on                     . Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to our Stock Information Center, located at                     , Massachusetts, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Blue Hills Bank.

We invite you and other community members to become stockholders of Blue Hills Bancorp, Inc. Through this offering, you have the opportunity to buy stock directly from Blue Hills Bancorp, Inc. without paying a commission.

If you have any questions regarding the offering, please call our Stock Information Center at (    )             -             to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

Sincerely,

William M. Parent

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositor’s Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Early Order Return Letter

[BLUE HILLS BANCORP, INC Letterhead]

Dear:

Thank you for your interest in the common stock offering of Blue Hills Bancorp, Inc. We received the Stock Order and Certification Form you submitted for the purchase of shares in the offering. Unfortunately, we are not able to accept stock orders prior to the Special Meeting of Corporators to be held on                     , 2014.

We will begin accepting orders for the purchase of shares in the Blue Hills Bancorp, Inc. stock offering beginning on                     , 2014, and all stock orders must be received by us prior to the close of the subscription offering at 2:00 p.m., Eastern time, on                     , 2014.

Enclosed with this letter are your Stock Order and Certification Form and any other materials you submitted with your order. We have also provided a pre-addressed, postage pre-paid envelope for your use to submit your order to us once again during the allowed order receipt period,                     , 2014 through 2:00 p.m. Eastern time on                     , 2014.

If you have any questions regarding the offering, please call our Stock Information Center at (    )             -             to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed on bank holidays.

Sincerely,

William M. Parent

President and Chief Executive Officer

Subscription and Community Offering Stock Order Acknowledgment Letter

[BLUE HILLS BANCORP, INC Letterhead]

TEST - FULNAME1

TEST - FULNAME2

TEST - ADDRESS LINE 1

TEST - ADDRESS LINE 2

TEST-CITY, XX  12345

Receipt of Order

This letter is to acknowledge receipt of your order form to purchase common stock offered by Blue Hills Bancorp, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If we receive orders for more shares than we are authorized to sell you may receive all, part, or none of the shares you have ordered. In that event, the number of shares of common stock you will receive is subject to the allocation provisions of the Plan of Conversion, as well as other conditions and limitations described in the Blue Hills Bancorp, Inc. Prospectus dated                     , 2014. Refer to pages      of the Blue Hills Bancorp, Inc. Prospectus for further information regarding subscription priorities. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth below.

Following completion of the offering, allocation information, when available, will be released as soon as practicable on the following website: https://allocations.kbw.com/

Our records indicate the following: Order Number: Batch Number: Number of Shares Ordered: Purchase Price per Share: Total Order Amount: Order Priority:	Stock Registration (please review carefully) TEST - FULNAME1 TEST - FULNAME2 TEST - ADDRESS LINE 1 TEST - ADDRESS LINE 2 TEST-CITY, XX 12345 Ownership: Social Security / Tax ID # XXXXX0123

Subscription Priorities:

•	[enumeration of the subscription and community offering priorities as disclosed in the final Prospectus]

If this does not agree with your records, or if you have any questions, please call our Stock Information Center at (    )             -            .

Thank you for your order.

Sincerely,

Blue Hills Bancorp, Inc. - Stock Information Center

STOCK CERTIFICATE MAILING COVER LETTER

[Blue Hills Bancorp, Inc. Letterhead]

Dear Stockholder:

I would like to welcome you as a stockholder of Blue Hills Bancorp, Inc. A total of              shares were purchased by investors at $10.00 per share. Thank you for your investment in our Company and your confidence in our organization.

Your stock certificate is enclosed. Carefully review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your statement, please contact Registrar and Transfer Company, our Transfer Agent:

on the web:

www.rtco.com

by mail:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

by phone:

1-(800) 368-5948

by email:

info@rtco.com

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using insured, registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest earned at Blue Hills Bank’s passbook savings rate, calculated from the date your payment was received until                     , 2014.

If your stock order was paid for in full or in part by authorizing a withdrawal from a Blue Hills Bank savings or certificate of deposit account(s), the withdrawal was made on                     , 2014. Until such date, interest was earned at your account’s applicable contractual deposit account rate, and the interest earned remains in your account.

We expect that Blue Hills Bancorp, Inc. common stock will be quoted on the Nasdaq Global Market under the trading symbol “BHBK” after the completion of the offering. Should you wish to buy or sell Blue Hills Bancorp, Inc. shares in the future, please contact a brokerage firm or other firm offering investment services.

Thank you for sharing in our Company’s future.

Sincerely,

William M. Parent

President and Chief Executive Officer

Stock Order Reminder Postcard (optional)

The subscription offering ends at 2:00 p.m., Eastern time, on                     , 2014.

To purchase shares of Blue Hills Bancorp, Inc. common stock, please return your completed stock order and certification form with payment by the                      deadline, but no earlier than                     , 2014.

If you have questions regarding the offering, please call our Stock Information Center, toll-free, at (    )             -            , from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

Thank you in advance for your order

BRANCH LOBBY POSTER/BANK WEB-SITE MESSAGE– BUY (Optional)

*****************************

* REMINDER *

OUR STOCK OFFERING EXPIRES

                    , 2014.

We are conducting an offering of shares of our common stock.

UP TO 24,150,000 SHARES

COMMON STOCK

(subject to increase to 27,772,500 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., EASTERN TIME,

ON                     , 2014.

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at (    )             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern time Monday through Friday.

The Stock Information Center will be closed on bank holidays.

BLUE HILLS BANCORP, INC. LOGO

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Depositor’s Insurance Fund or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This notice is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)

[Newspaper ads may be appropriate for some, not all, market areas]

Blue Hills Bancorp, Inc. LOGO

Proposed Holding Company for Blue Hills Bank

UP TO 24,150,000 SHARES

COMMON STOCK

(subject to increase to 27,772,500 shares)

$10.00 Per Share

Purchase Price

Blue Hills Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Blue Hills Bancorp, Inc. without sales commission, during the offering period.

This offering expires at 2:00 p.m., Eastern time, on                     , 2014.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(    )             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositor’s Insurance Fund or any other governmental agency.